UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 3, 2008

HAGUE CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-146533	20-8195578
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1865 Portage Ave., Winnipeg, Manitoba, R3J OH2
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 204-951-1544

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 3, 2008, Hague Corp. (the “Company”) (OTCBB: HBUE), a publicly traded Nevada corporation, announced in a press release the Company has entered into a binding Letter of Intent with Solterra Renewable Technologies, Inc. (“Solterra”) under which the Company will acquire one hundred percent (100%) of all of the assets of Solterra (the “LOI”).  The LOI provides the purchase price will consist of a down payment of one million five hundred thousand US dollars ($1,500,000) to be paid five days after the signing of a definitive agreement and fifty five percent (55%) of the issued and outstanding shares of Hague (the “Initial Payment”).  The Company will further agree to pay an additional three million five hundred thousand US dollars ($3,500,000) to Solterra within sixty days after the Initial Payment.  Attached hereto as Exhibit 99.1 is a copy of the Press Release issued by the Company.

Solterra is singularly positioned to lead the development of sustainable and cost-effective solar technology as the first company to introduce a new dimension of cost reduction by replacing silicon wafer based solar cells with low cost highly efficient Quantum Dot based solar cells.  Thus, such an acquisition of assets for Hague will be part of its interest in developing alternative energy sources to meet the growing demand for clean renewable energy sources.

Item 9.01	Financial Statements and Exhibits

Exhibit 99.1	Press Release Issued by the Company on October 3, 2008

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAGUE CORP.

DATED: October 3, 2008	By:	/s/ Greg Chapman
Greg Chapman
Chief Executive Officer (Principal Executive Officer)
Chief Financial Officer (Principal Accounting Officer)